EXHIBIT 10.1

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) is made and entered into effective as of April 11, 2016 (the “Effective Date”), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and HERON THERAPEUTICS, INC., a Delaware corporation, f/k/a AP Pharma, Inc., a Delaware corporation, f/k/a Advanced Polymer Systems, a Delaware corporation (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the current parties to that certain Lease dated as of November 7, 1997 (the “Original Lease’, as amended, collectively, the “Existing Lease”), as amended by: (i) that certain Amendment to Lease Agreement (the “First Amendment”) dated as of March 29, 2004, (ii) that certain Second Amendment to Lease dated as of April 1, 2011, and (iii) that certain Third Amendment to Lease (the “Third Amendment”) dated as of July 28, 2011. Pursuant to the Existing Lease, Tenant leases from Landlord, and Landlord leases to Tenant, certain Premises described therein, containing approximately 26,067 rentable square feet and commonly known as 123 Saginaw Drive, Redwood City, California 94063, all as more particularly described in the Existing Lease.

B. Tenant and Landlord now desire to provide for the extension of the Third Extended Term (as defined in the Third Amendment) and other amendments of the Existing Lease, but only in strict accordance with and as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms.  Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Lease” as used herein and, from and after the Effective Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. Unless otherwise indicated, capitalized terms used in this Amendment shall be defined as set forth in the Lease. Landlord and Tenant agree that this Amendment shall be effective from and after the Effective Date with the same force and effect as if executed on that date.

Section 2. Extension of Third Extended Term.  Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary, the current Third Extended Term expires on November 30, 2016, and that the Third Extended Term is hereby extended for a period of thirty (30) months (the “Fourth Extended Term”) commencing on December 1, 2016 (the “Fourth Extension Commencement Date”) and expiring May 31, 2019 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease. This extension is with respect to the entire Premises and this extension is further upon and subject to the same conditions, terms, covenants and agreements contained in the Existing Lease, except as otherwise provided in this Amendment. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Third Extended Term, whether or not in accordance with any other provisions, if any, of the Existing Lease or otherwise regarding renewal or extension, including, without limiting the generality of the foregoing, the Option to Extend set forth in Section 3 of the Rider to the Original Lease and Section 7 of the Third Amendment, and any such provisions, options or rights for renewal or extension are hereby deleted as of the Effective Date.

Section 3. Basic Annual Rent.  Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Fourth Extension Commencement Date and continuing through the Expiration Date of the Fourth Extended Term, Basic Annual Rent and Monthly Rental Installments thereof shall continue to be due and payable by Tenant with respect to the Fourth Extended Term in the same manner required under the Existing Lease therefor in the following amounts:

Period From/To	Monthly Rental Installments	Basic Annual Rent

December 1, 2016 – November 30, 2017 December 1, 2017 – November 30, 2018 December 1, 2018 – May 31, 2019	$82,111.05 $84,574.38 $87,111.62	$985,332.60 $1,014,892.56 $1,045,339.44

Section 4. Tenant’s Share. During the Fourth Extended Term, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Operating Expenses. Notwithstanding any provisions of the Existing Lease to the contrary, Tenant’s Share of Operating Expenses shall continue to be as set forth in the Original Lease and the First Amendment.

Section 5. Condition of Premises.  Notwithstanding any provision of the Existing Lease to the contrary, Tenant acknowledges and agrees that: (1) Tenant has been in occupancy of the Premises since 1997; (2) Tenant has investigated the condition of the Premises to the extent Tenant desires to do so; (3) Tenant is leasing the Premises in its “As Is” condition; (4) no representation regarding the condition of the Premises has been made by or on behalf of Landlord; and (5) in connection with this Amendment, Landlord has no obligation to remodel or to make any repairs, alterations or improvements in connection with this Amendment, or to provide Tenant any allowance therefor.

Section 6. Limitation of Landlord’s Liability. Notwithstanding any provision of the Existing Lease to the contrary (including, without limitation, Section 19(b) of the Original Lease), Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with the Lease shall only be enforced against Landlord’s equity interests in the Project up to a maximum of Three Million Dollars ($3,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

Section 7. Time of Essence.  Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

Section 8. Brokers.   Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Cushman and Wakefield (“Tenant’s Broker”) and, except for Tenant’s Broker and Newmark Cornish & Carey (“Landlord’s Broker”), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker. Tenant is not obligated to pay or fund any amount owed by Landlord to Landlord’s Broker or Tenant’s Broker, and Landlord hereby agrees to pay a commission to Landlord’s Broker and Tenant’s Broker in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker (such commission shall include an amount to be shared by Landlord’s Broker with Tenant’s Broker to the extent that Tenant’s Broker and Landlord’s Broker have entered into a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord. The provisions of this Section shall survive the expiration or earlier termination of the Existing Lease, as amended by this Amendment.

Section 9. Attorneys’ Fees.  Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

Section 10. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 11. Entire Agreement; Amendment.  This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 12. OFAC.  Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants during the term of the Lease to provide to Landlord information reasonably requested by Landlord, including, without limitation, organizational structural charts and organizational documents, which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

Section 13. Ratification.  Tenant represents to Landlord as of the Effective Date that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) that to Tenant’s actual knowledge, there are no defaults or unfulfilled obligations on the part of Landlord under the Lease; and (c) Tenant is currently in possession of the entire Premises and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

Section 14. Authority.  Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

Section 15. Disclosure Regarding Certified Access Specialist. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a “Certified Access Specialist (CASp)” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

Section 16. Energy Utility Usage. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Premises, then, promptly following Landlord’s delivery of written request therefor, Tenant shall provide monthly energy utility usage information for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation reasonably required for Landlord to request information regarding Tenant’s energy usage with respect to the Premises directly from the applicable utility company.

Section 17. Counterparts.  This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts, when taken together, shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

TENANT:	HERON THERAPEUTICS, INC.,
a Delaware corporation
By: /s/ Brian Drazba
Print Name: Brian Drazba
Title: Vice President, Finance & Chief Financial Officer
LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation
By: /s/ Leland Low
Print Name: Leland Low
Title: Director